                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0287 /
                                                / Expires: September 30, 1998  /
                                                / Estimated average burden     /
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                                                /------------------------------/
+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549

[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

        Howe                          John                            F.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    46107 Landing Parkway
--------------------------------------------------------------------------------
           (Street)

    Fremont, CA 94538
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol  VidaMed, Inc.  (VIDA)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
                ----------------------------------------------------------------

4.  Statement for Month/Year   February 2002
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [_] Director    [X]  Officer            [_] 10% Owner    [_] Other
                        (give title below)                       (specify below)

           Vice President Finance & Chief Financial Officer
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check applicable line)

      X  Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person


Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock          2/14/02    M              1,100          A      $2.125                              D
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock          2/14/02    S              1,100          D      $7.86          25,960               D
------------------------------------------------------------------------------------------------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


* If the Form is filed by more than one reporting person, see Instruction
4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                  SEC 1474(7-97)

FORM 4 (continued)               Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                 (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------
 1.Title of Derivative   2. Conversion    3. Trans-   4. Trans-     5. Number of      6. Date          7. Title and Amount
   Security (Instr. 3)      or Exercise      action      action        Derivative        Exercisable      of Underlying
                            Price of         Date        Code          Securities        and              Securities
                            Derivative                  (Instr. 8)     Acquired (A)      Expiration       (Instr. 3 and 4)
                            Security      (Month/                      or Disposed       Date
                                          Day/Year)                    of (D)            (Month/
                                                                       (Instr. 3,        Day/Year)
                                                                       4, and 5)



                                                                                      ---------------------------------------
                                                      --------------------------------
                                                                                       Date     Expi-      Title   Amount or
                                                       Code    V        (A)      (D)   Exer-    ration             Number of
                                                                                       cisable  Date               Shares
------------------------------------------------------------------------------------------------------------------------------
 Employee Stock Option      $2.125        2/14/02      M                       1,100  /(1)/   /8/23/09/  Common     1,100
  (right to buy)                                                                                          Stock
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------

8. Price of     9. Number of      10. Owner-       11. Nature of
   Derivative      Derivative         ship             Indirect
   Security        Securities         Form of          Beneficial
   (Instr. 5)      Beneficially       Deriva-          Ownership
                   Owned at           tive             (Instr. 4)
                   End of             Security:
                   Month              Direct
                   (Instr. 4)         (D) or
                                      Indirect
                                      (I)
                                      (Instr. 4)





------------------------------------------------------------------
  $7.86           145,959            D
------------------------------------------------------------------

------------------------------------------------------------------

------------------------------------------------------------------

------------------------------------------------------------------

------------------------------------------------------------------

------------------------------------------------------------------

------------------------------------------------------------------

Explanation of Responses:
(1) 25% of the option becomes exercisable within one year of the grant date, 8/23/99, and 1/48th per month thereafter until fully exercised


             /s/ John F. Howe                          3/4/02
--------------------------------------------  -------------------------
     ** Signature of Reporting Person                   Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                  SEC 1474(7-97)